Exhibit 3.1

AMENDMENT

TO THE

BY-LAWS

OF

SAVIENT PHARMACEUTICALS, INC.

Effective January 8, 2014

The By-Laws (the “By-Laws”) of Savient Pharmaceuticals, Inc., a Delaware corporation, as amended through August 5, 2012, are hereby amended as follows, effective January 8, 2014:

1. Article III, Section 1 of the By-Laws is hereby amended by replacing the first sentence of Section 1 with the following: “The number of directors that shall constitute the whole board shall not be less than one nor more than fifteen.”

2. Article V, Section 1 of the By-Laws is hereby amended by replacing Section 1 in its entirety with the following: “The officers of the corporation shall be chosen by the board of directors and shall be a president and a secretary. The board of directors may also choose a treasurer and one or more vice presidents, assistant secretaries and assistant treasurers. Any number of offices may be held by the same person, unless the certificate of incorporation or these by-laws otherwise provide.”

3. Except as expressly set forth herein, the By-Laws are not otherwise amended, modified or affected by this Amendment and shall continue in full force and effect.

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